Exhibit 99.(d)(28)

FOURTH AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR TIAA-CREF GROWTH EQUITY FUND

AMENDMENT, dated February 1, 2009, to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Funds (the “Trust”), on behalf of the Growth Equity Fund (the “Fund”), and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Trust and Advisors wish to extend the term of the Agreement so that the current reimbursement level for the Fund is in place through the earlier of the Fund’s liquidation date or January 31, 2010;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.   Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement shall commence as of February 1, 2006 and shall continue until the earlier of the liquidation date of the Fund or the close of business on January 31, 2010, unless earlier terminated by written agreement of the parties hereto.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

_________________________
By: Phillip G. Goff
Title: Treasurer

TEACHERS ADVISORS, INC.

_________________________
By: Carol Deckbar
Title: Managing Director